SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          SCHEDULE 13G
            Under the Securities Exchange Act of 1934
                       (Amendment No. 2)*

                       NOVO NETWORKS, INC.
                        (Name of Issuer)

           Common Stock, par value $0.00002 per share
                 (Title of Class of Securities)

                            670099100
                         (CUSIP Number)

                        December 31, 2001
     (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP NO. 670099100       13G                      Page 2 of 14


(1)  Name of Reporting Person          Infinity Investors Limited

     I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group*                                  (b)  [x]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization      Nevis, West Indies
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:                    (5)  Sole Voting Power                 0
-----------------------------------------------------------------
                    (6)  Shared Voting Power            8,500,000
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                 0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power       8,500,000
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned
     by Each Reporting Person                           8,500,000
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                     [x]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                        16.2%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)               CO
-----------------------------------------------------------------

CUSIP NO. 670099100       13G                      Page 3 of 14

(1) Name of Reporting PersonInfinity Emerging Subsidiary Limited I.R.S. Identification
     No. of Above Person (entities only)                     N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                     (a)  [ ]
     Member of a Group (See Instructions)               (b)  [x]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization     Nevis, West Indies
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:                    (5)                   Sole Voting Power
0
-----------------------------------------------------------------
                    (6)  Shared Voting Power           8,683,800
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power      8,683,800
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned               8,683,800
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                    [x]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                       16.6%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)              CO
-----------------------------------------------------------------

CUSIP NO. 670099100       13G                      Page 4 of 14

(1) Name of Reporting PersonInfinity Emerging Opportunities Limited I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group (See Instructions)                (b)  [x]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization     Nevis, West Indies
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:                    (5)  Sole Voting Power                0
-----------------------------------------------------------------
                    (6)  Shared Voting Power           8,683,800
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power      8,683,800
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned               8,683,800
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                    [x]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                        16.6%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person  (See Instructions)              CO
-----------------------------------------------------------------

CUSIP NO. 670099100       13G                      Page 5 of 14

(1)  Name of Reporting Person             IEO Investments Limited
     I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group (See Instructions)                (b)  [x]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization     Nevis, West Indies
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:                    (5)  Sole Voting Power                0
-----------------------------------------------------------------
                    (6)  Shared Voting Power          10,316,200
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power     10,316,200
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned              10,316,200
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                    [x]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                        19.7%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)               CO
-----------------------------------------------------------------

CUSIP NO. 670099100       13G                      Page 6 of 14

(1)  Name of Reporting Person          Hunt Asset Partners, L.P.

     I.R.S. Identification
     No. of Above Person (entities only)                     N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group (See Instructions)                (b)  [x]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                  Texas
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:                    (5)                   Sole Voting Power
0
-----------------------------------------------------------------
                    (6)  Shared Voting Power          10,316,200
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power     10,316,200
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned              10,316,200
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                    [x]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                       19.7%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)              PN
-----------------------------------------------------------------

CUSIP NO. 670099100       13G                      Page 7 of 14

(1)  Name of Reporting Person                   HW Partners, L.P.

     I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                     (a)  [  ]
     Member of a Group(See Instructions)                (b)  [ x]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                   Texas
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                      0
-----------------------------------------------------------------
                    (6)  Shared Voting Power            8,500,000
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                 0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power       8,500,000
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                8,500,000
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                     [x]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                        16.2%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)               PN
-----------------------------------------------------------------

CUSIP NO. 670099100       13G                      Page 8 of 14

(1)  Name of Reporting Person                    HW Capital, L.P.

     I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                     (a)  [  ]
     Member of a Group (See Instructions)               (b)  [ x]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                   Texas
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                     0
-----------------------------------------------------------------
                    (6)  Shared Voting Power                   0
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power              0
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                       0
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                   [  ]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                        0.0%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)              PN
-----------------------------------------------------------------

CUSIP NO. 670099100       13G                      Page 9 of 14

(1)  Name of Reporting Person                  Barrett N. Wissman

     I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                     (a)  [  ]
     Member of a Group (See Instructions)               (b)  [ x]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization           United States
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                25,000
-----------------------------------------------------------------
                    (6)  Shared Voting Power          17,183,800
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           25,000
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power     17,183,800
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned              18,708,800
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                    [x]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                       34.7%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)              IN
-----------------------------------------------------------------

CUSIP NO. 670099100       13G                      Page 10 of 14


(1)  Name of Reporting Person                       Clark K. Hunt

     I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                     (a)  [  ]
     Member of a Group (See Instructions)               (b)  [ x]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization           United States
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                35,000
-----------------------------------------------------------------
                    (6)  Shared Voting Power          19,000,000
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           35,000
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power     19,000,000
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned              19,135,000
     by Each Reporting Person
-----------------------------------------------------------------
--
(10) Check Box if the Aggregate Amount in                    [x]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                       36.4%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)              IN
-----------------------------------------------------------------

CUSIP NO. 670099100       13G                      Page 11 of 14

Item 1(a) Name of Issuer:

          Novo Networks, Inc. (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

          300 Crescent Court, Suite 1760, Dallas, TX  75201

Item 2(a) Name of Person Filing:

          This Statement on Schedule 13G is filed jointly by Infinity Investors Limited ("Infinity"), HW Partners, L.P. ("HW Partners"), Clark Hunt, Barrett Wissman, Infinity Emerging Opportunities Limited ("Emerging"), Infinity Emerging Subsidiary Limited ("Emerging Subsidiary"), HW Capital, L.P. ("HW Capital"), IEO Investments Limited ("IEO"), and Hunt Asset Partners, L.P. ("HAP").

Item 2(b) Address of Principal Business Office or, if none,
          Residence:

          The address of the Principal Business Office of Infinity, Emerging, Emerging Subsidiary and IEO is 38
          Hertford Street, London, England W1Y 7TG.

          The address of the Principal Business Office of Clark Hunt, HAP, and HW Capital is 1601 Elm Street, Suite 4000, Dallas, Texas 75201. The address of the Principal Business Office of Barrett Wissman and HW Partners is 300 Crescent Court, Suite 1760, Dallas, Texas 75201.

Item 2(c) Citizenship:

          Infinity, Emerging, Emerging Subsidiary and IEO are Nevis, West Indies corporations. HAP is a Texas limited partnership. HW Partners and HW Capital are Texas limited partnerships. Clark Hunt and Barrett Wissman are citizens of the United States.

Item 2(d) Title of Class of Securities:

          This statement relates to shares of Common Stock, $0.0002 par value per share (the "Common Stock"), of the Issuer.

Item 2(e) CUSIP Number:

          670099100

CUSIP NO. 670099100       13G                      Page 12 of 14


Item 3.   Not applicable.

Item 4.   Ownership:

          See responses to 5, 6, 7, 8, 9 and 11 on the Cover
          Pages.  HAP is successor in interest to Hunt Asset
          Management, L.L.C. ("HAM") by reorganization of HAM into a Texas limited partnership.

Item 5.   Ownership of 5% or less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ x ].

          Effective December 31, 2001, the management agreement between HW Capital, L.P. ("HW Capital") and Infinity Emerging Opportunities Limited expired. Consequently, HW Capital will also no longer be a part of the reporting group after this filing. Except as noted herein (or in the Original Filing), the Reporting Person has not effected any other transactions in the Issuer's securities, including its shares of Common Stock, within thirty (60) days preceding the date hereof.

Item 6.   Ownership of More than 5% on Behalf of Another Person:

          Not Applicable.

Item 7.   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on By the
          Parent Holding Company:

          Not Applicable.

Item 8.   Identification and Classification of Members of the
          Group:

          Not Applicable.

Item 9.   Notice of Dissolution of Group:

          Not Applicable.

Item 10.  Certifications.

          Not Applicable.

CUSIP NO. 670099100       13G                      Page 13 of 14



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     January 9, 2001

                              Infinity Investors Limited


                              By:  /s/ James E. Loughran
                                  -------------------------------
                              Name:     James E. Loughran
                                   ------------------------------
                              Title:    Director
                                    -----------------------------


                              Infinity Emerging Subsidiary Limited
                              By:  Dungate Limited, its general
                                   partner

                              By:  /s/ James Loughran
                                 --------------------------------
                              Name:   James Loughran
                              Title:   Director


                              Infinity Emerging Opportunities
                              Limited


                              By:  /s/ James E. Martin
                                 -------------------------------
                              Name:  James E. Martin
                              Title:   Director


                              IEO Investments Limited


                              By:  /s/ James Loughran
                                 -------------------------------
                              Name:  James Loughran
                              Title:   Director

CUSIP NO. 670099100       13G                      Page 14 of 14


                              Hunt Asset Partners, L.P.

                              By:  Hunt Asset Management, L.L.C.


                              By:   /s/ Clark K. Hunt
                                 --------------------------------
                              Name:   Clark K. Hunt
                                   ------------------------------
                              Title:  President
                                    -----------------------------


                              HW Capital, L.P.

                                   By:  HW Capital GP, L.L.C.,
                                        its sole general partner


                                        By: /s/ Clark K. Hunt
                                           ----------------------
                                           Clark K. Hunt, Manager



                              HW PARTNERS, L.P., a Texas
                              limited partnership

                              By: HW Finance, L.L.C.,
                                   its sole general partner


                                 By:  /s/ Barrett Wissman
                                    ----------------------------
                                   Barrett Wissman, President



                               /s/ Barrett N. Wissman
                              -------------------------------
                              Barrett N. Wissman



                               /s/ Clark K. Hunt
                              -------------------------------
                              Clark K. Hunt

   Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001)